Exhibit 10.47

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 230.406

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (“Agreement”) is entered into as of October 8, 2014 (the “Effective Date”) between CAPRICOR THERAPEUTICS, INC., a Delaware corporation with offices located at 8840 Wilshire Blvd., 2nd Floor, Beverly Hills, California 90211 (“Capricor”) and MEDTRONIC, INC., a Minnesota corporation with offices at 710 Medtronic Parkway, Minneapolis, Minnesota 55432, U.S.A. (“Medtronic”) (each a “Party,” collectively the “Parties”).

WITNESSETH:

WHEREAS, Medtronic is the sole or co-exclusive owner (together with Capricor) of certain Patents and Applications for United States, foreign and international Letters Patents identified in the attached Schedule A describing inter alia medical delivery systems and for various natriuretic peptides for treating various medical conditions in patients (collectively, the “Natriuretic Peptide Patents”);

WHEREAS, Capricor is in the business of developing therapies using Natriuretic peptides useful in treating certain medical conditions in human patients;

WHEREAS, Capricor desires to acquire all rights, title and interest including but not limited to, legal title to the Natriuretic Peptide Patents held by Medtronic; and

WHEREAS, Medtronic has the power and authority to grant to Capricor such rights, title and interest to the extent they possess the same.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereto agree as follows:

Article 1

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

A.	“Affiliate” means, with respect to a Party or legal entity, any person that controls, is controlled by, or is under common control with such Party or legal entity. For purposes of this definition, “control” shall refer to (a) in the case of a person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of a majority of the directors of such person or (b) in all cases, whether or not the person is a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

B.	“Change of Control” means the occurrence of any of the following: (i) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (ii) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (iii) the sale, transfer, or other disposition to a Third Party of all or substantially all of a Party’s assets in one or a series of related transactions.

C.	“Intellectual Property” means all forms of intellectual property in any jurisdiction and under any law, whether now or hereafter existing, including: (a) inventions, discoveries, patent applications, patents (including letters patent, industrial designs, and inventor’s certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary patent certificates, reissues, re-exams, renewals, divisions, continuations, continuations in part, continued prosecution applications, and other similar filings or notices provided for under the laws of the United States, or of any other country or foreign jurisdiction; and (b) a license or the right to practice a claim in pending application for Letters Patent or issued Letters Patent in the United States or a foreign jurisdiction.

D.	“License” means any grant of a license by a licensor of any of the Natriuretic Peptide Patents, including, but not limited to, field licenses, exclusive licenses, non-exclusive licenses, cross-licenses, covenants not to sue, and any other license granted to practice or commercialize Product(s) under the Natriuretic Peptide Patents.

E.	“Licensing Event” means a License, assignment or sale to a Non-Party of any of the Natriuretic Peptide Patents. For purposes of clarity, a Change of Control of Capricor shall not constitute a sale or assignment of the Natriuretic Peptide Patents, nor a Licensing Event.

F.	“Licensing Revenue” means the value received by Capricor, whether in cash or in kind, on account of a Licensing Event, including upfront, lump sum and similar payments received by Capricor, excluding payments received (i) solely for the purchase of equity securities, (ii) as consideration for the sale of substantially all of Capricor’s assets, (iii) as royalty payments made in connection with the sale of Products, (iv) as loans or in connection with the issuance of debt instruments, (v) from third parties for costs related to general and administrative expenses, product and manufacturing development, co-development activities, clinical trials, or research and development activities, or (vi) to be used for the costs of procuring intellectual property rights from third parties which may be necessary for the development of Products. Notwithstanding the foregoing, in the event that the Licensing Event involves either cross-licensing or a covenant not to sue, unless Capricor receives some monetary consideration in connection therewith, there will be no payment due to Medtronic; however, in no circumstance shall any of the events (i) through (vi) listed above, relieve Capricor, an Affiliate, or a Non-Party Licensee of the obligation to pay royalties on Net Sales of Product.

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G.	“Natriuretic Peptide Patent(s)” means (i) any patent application listed in Schedule A and any issued patent arising therefrom; (ii) any U.S. continuation, divisional and continuation-in-part patent application claiming priority to any patent application listed in Schedule A, and any issued patent arising therefrom; (iii) any patent application in any non-U.S. jurisdiction claiming priority to any patent application listed in Schedule A, and issued patent arising therefrom; (iv) any patent application in any country claiming the benefit of any of the foregoing.

H.	“Net Sales” means the gross amount of all revenues from any country (whether in the form of cash or property) received from the sale of Products in an arms’ length transaction to a Non-Party by Capricor, or a Non-Party Licensee as the case may be, excluding sales, use, value added, occupation or excise taxes, and other taxes based or imposed based on the transfer of a Product(s) from one party to another or the provision of a service, excluding freight, duty or insurance, and rebates, refunds, exchanges, discounts and allowances for credits for the foregoing and net of amounts written off. Net Sales does not include the value received for a sale, License, or assignment of any Intellectual Property rights by Capricor, or a Non-Party Licensee, which is handled separately as Licensing Revenue. Notwithstanding the foregoing, sales of Products to hospitals or other institutions to be used in the conduct of clinical trials shall not be included in the calculation of Net Sales. If the Product is sold as part of a larger bundle or kit that incorporates or includes other products in addition to the Product, Net Sales will be computed using an average net selling price of the Product sold separately, or if such net selling price is unavailable, it will be computed using that part of such sale as the Parties reasonably agree is allocated to the value of the Product as compared to the value of the larger bundle or kit sold with the Product.

In the United States, Germany, France, Italy, United Kingdom, China, Japan, Australia or Canada, if Capricor contracts with a Non-Party who is not a Non-Party Licensee to sell or distribute the Products (e.g., a sale force, or a distributor), then Net Sales shall be calculated as if that Non-Party was a Non-Party Licensee.

I.	“Non-Party” means any party other than Medtronic or Capricor or their respective Affiliates.

J.	“Non-Party Licensee” refers to a Non-Party that receives a License, or receives an assignment of any Natriuretic Peptide Patent for use in conjunction with a Product.

K.	“Product(s)” means any product(s) or systems that are sold, transferred, or otherwise conveyed by Capricor or a Non-Party Licensee to a Non-Party for value, whether for cash or other consideration, the manufacture, sale or use of which would infringe, or contribute to, or induce the infringement of, a Valid Claim.

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L.	“Royalty Payment” means a payment that is calculated based upon Net Sales. Any sale of a Product by Capricor or a Non-Party Licensee, shall be subject to payment obligations to Medtronic specified in this Agreement.

M.	“Valid Claim” means an issued claim of any unexpired patent included among the Natriuretic Peptide Patents; and (i) which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction which is unappealable or unappealed within the time allowed for appeal, (ii) which has not been rendered unenforceable through disclaimer or otherwise, and (iii) which has not been lost through an interference proceeding or abandoned.

N.	Unless context clearly indicates otherwise, the singular of a term includes the plural, and the plural of a term includes the singular.

Article 2

ASSIGNMENT

A.	Medtronic hereby assigns to Capricor, upon and subject to all the terms and conditions of this Agreement, all of its right, title and interest in and to all Natriuretic Peptide Patents.

B.	The geographic territory of this Agreement shall be any country or jurisdiction where any application for Letters Patent listed in Schedule A is pending or issued or wherein any application for Letters Patent claiming priority to an application for Letters Patent listed in Schedule A is pending or issued.

C.	With the foregoing assignment, Capricor receives all rights to the Natriuretic Peptide Patents, including the right to grant Licenses and to make assignments without any approval from Medtronic, but the obligations in Article 4 remain nontransferable without Medtronic’s written approval.

D.	Medtronic hereby assigns to Capricor all right and title Medtronic may have to actions for damages due to infringement of the Natriuretic Peptide Patents prior to the Effective Date, including the right to bring actions to enforce the Natriuretic Peptide Patents against any infringer of the Natriuretic Peptide Patents, and to retain any recovery from such actions, subject only to the compensation requirements of Article 4.

Article 3

TERM/TERMINATION

A.	This Agreement shall be effective as of the date of execution by the Parties and shall expire simultaneously at the expiration of the last to expire of the Valid Claims (“Term”).

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B.	Capricor shall have the right to terminate this Agreement immediately in the event of a breach of any covenant of Medtronic contained herein or upon thirty (30) days written notice to Medtronic in the event of a default by Medtronic of any of its obligations hereunder which has not been cured within such 30-day period.

C.	In addition to the termination provision contained in Section 4.G below, Medtronic shall have the right to terminate this Agreement upon thirty (30) days written notice to Capricor in the event of a default by Capricor of any of its obligations hereunder which has not been cured within such 30-day period.

D.	In the event of a termination of this Agreement pursuant to the provisions contained herein, the following shall apply:

(i)	the Natriuretic Peptide Patents which were not owned or co-owned by Capricor prior to the Effective Date of this Agreement shall be assigned back to Medtronic promptly after the effective date of the termination.

(ii)	Capricor’s rights in and to the Natriuretic Peptide Patents that were co-owned by Capricor pursuant to that certain Clinical Funding Agreement dated February 25, 2011 previously executed by Medtronic and Capricor (formerly known as Nile Therapeutics, Inc.) (the “Clinical Funding Agreement”) shall remain with Capricor, subject to the surviving terms and provisions thereof.

(iii)	Capricor shall assign back to Medtronic those rights that were co-owned by Medtronic pursuant to the Clinical Funding Agreement, subject to the surviving terms and provisions thereof.

Article 4

COMPENSATION

A.	In consideration for the assignments granted under this Agreement, Capricor agrees to pay to Medtronic the payments recited in paragraphs B through F in this Article, and in the manner recited in paragraphs G through K. Each of paragraphs B through K below recite an independent payment obligation of Capricor to Medtronic and each of paragraphs B through K shall be read independently.

B.	Capricor or an Affiliate shall pay Medtronic […***…] of any Licensing Revenue received by Capricor on account of a Licensing Event during the term of this Agreement.

C.	Capricor or an Affiliate shall pay Medtronic […***…] of any monetary awards or settlements received by Capricor as a result of enforcement of the Natriuretic Peptide Patents against a Non-Party entity, less the costs and attorney’s fees incurred to enforce the Natriuretic Peptide Patents. The costs and attorney’s fees to enforce the Natriuretic Peptide patents shall be subtracted from any awards or settlements prior to the […***…] calculation.

*Confidential Treatment Requested

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D.	Capricor or an Affiliate shall pay Medtronic […***…] of Net Sales of Products.

E.	Capricor or an Affiliate shall pay Medtronic one hundred thousand dollars ($100,000.00) within seven (7) days after the mutual execution of this Agreement.

F.	Capricor or an Affiliate shall make the following one-time payments to Medtronic within thirty (30) days of the first achievement of each of the following development milestones by Capricor, or a Non-Party Licensee:

(i)	$[…***…] upon enrollment of the first subject in a Phase III clinical trial of a Product;

(ii)	$[…***…] upon the first to occur of either (i) successful completion of a Phase III clinical trial of a Product (i.e. upon meeting a primary clinical endpoint) or (ii) achieving regulatory approval in the United States or a European Union country;

(iii)	$[…***…] upon the first commercial sale of a Product in the United States; and

(iv)	$[…***…] upon the first commercial sale of a Product in the European Union.

For the avoidance of doubt, such milestones shall be paid once only and the total amount payable if all milestones are achieved is $7 million.

G.	In order to show progress in the development pathway, either Capricor, an Affiliate or a Non-Party Licensee will be required to commence a clinical trial of a CD-NP product within 18 months from the Effective Date of this Agreement and if it fails to do so, Medtronic shall have the right to terminate this Agreement and have the rights to the Natriuretic Peptide Patents reassigned to it by Capricor; provided, however, that in the event of any termination of this Agreement, any rights and obligations which survived the expiration of then Clinical Funding Agreement will continue in full force and effect, including the ownership of all intellectual property rights as set forth therein.

H.	Royalty Payments owed Medtronic on sales by Capricor shall accrue on a semiannual calendar basis (“Royalty Period”) and be payable no later than 90 (ninety) days after the termination of the preceding full semiannual period, i.e., commencing on the first (1st) day of January and July, except that the first and last calendar periods may be “short,” depending on the dates of the first and last commercial sale. Royalty Payments on account of sales or payments made by a licensee or assignee of Capricor shall accrue and be payable to Medtronic by Capricor on a semiannual calendar basis within ninety (90) days following the end of the applicable Royalty Period in which payment is received by Capricor from a licensee or assignee.

I.	For each Royalty Period in which income derived from the Natriuretic Peptide Patents is received, Capricor shall provide Medtronic with a written royalty statement in a form acceptable to Medtronic. Such royalty statement shall be certified as accurate by a duly authorized officer of Capricor reciting, on a country-by-country basis, the reported Net Sales for each Product sold during the Royalty Period for which income derived from the Natriuetic Peptide Patents is received. When the Product(s) are sold for monies other than United States dollars, Royalty Payments will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

*Confidential Treatment Requested

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J.	All payments due Medtronic shall be made in United States currency by check drawn on a U.S. bank.

K.	Medtronic promotes public transparency in the relationships between industry and health care organizations/health care professionals. To this end, Medtronic shall comply with all applicable federal and state laws including 42 U.S.C. Section 1320a-7h and all regulations and government guidance issued pursuant thereto (the “Transparency Requirements”). In addition, on its public website, Medtronic discloses selected information attributable to U.S. physicians for certain services and royalties. The current website address is available upon request. Capricor agrees that if Natriuretic Peptide Patents are transferred to a physician or teaching hospital (as those terms are defined by the Transparency Requirements), Medtronic may be required to disclose certain information relating to this Agreement, including payee’s name, name of health care professionals conducting the activities for which compensation was paid hereunder, transfer of value amounts, the nature of transfers of value made by Medtronic, and other information that may be required by the Transparency Requirements and Medtronic’s policies.

Article 5

NON-MONETARY SUPPORT

A.	Capricor shall assume all costs and responsibility for the prosecution of all U.S. and foreign patent applications for pending Natriuretic Peptide Patents incurred after the Effective Date of this Agreement.

B.	If requested during the term of this Agreement, Medtronic shall provide up to 20 hours combined per year of legal, technical and litigation support at a rate of $[…***…] per hour to Capricor to support Capricor’s prosecution and maintenance of the Natriuretic Peptide Patents and/or to support enforcement of the Natriuretic Peptide Patents. Medtronic does not warrant or assure the availability of any inventors or counsel that have contributed to the Natriuretic Peptide Patents or take any liability related to providing the requested assistance. However, Medtronic will take reasonable steps to secure the assistance of any inventors or counsel that have contributed to the Natriuretic Peptide Patents including the assistance of inventors or counsel no longer employed by Medtronic.

C.	Capricor will consider using the services of Dr. Worthley as a consultant or as a clinical investigator during the development and clinical testing of any Natriuretic Peptide.

*Confidential Treatment Requested

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Article 6

DISCONTINUATION OF PROSECUTION

A.	Capricor shall have sole discretion in prosecuting and maintaining the Natriuretic Peptide Patents.

B.	Should Capricor decide to abandon any issued patent within the Natriuretic Peptide Patents by failing to pay issue or maintenance fees, it shall provide written notice to Medtronic no less than ninety (90) days prior to any such abandonment and Capricor shall assign such patent to Medtronic upon Medtronic’s request and at no cost to Medtronic; provided, however, that nothing contained herein shall be construed to require Capricor to assign to Medtronic any of the rights it had in any of the Natriuretic Peptide Patents existing prior to the Effective Date of this Agreement.

C.	Should Capricor decide to cease prosecution of a patent family within the Natriuretic Peptide Patents in a jurisdiction (regardless of whether patents within that family have issued in that jurisdiction) it shall provide written notice to Medtronic no less than 90 days prior to any abandonment that would occur as a result, and Capricor shall assign the remaining pending application(s) in such jurisdiction to Medtronic upon Medtronic’s request and at no cost to Medtronic. Capricor shall receive a fully-paid up irrevocable non-exclusive license to any applications pending in the Natriuretic Peptide Patents that are assigned back to Medtronic in pursuant to this Article 6.C to make, use or sell any Product developed by Capricor, with the right to sublicense to a Non-Party Licensee, but only in connection with, and limited to, such Non-Party Licensee’s rights to commercialize a natriuretic peptide-based Product and further provided that Capricor and Non-Party Licensee remains obligated to pay the royalty and/or milestone payments provided in Article 4 with regard to such Product

D.	Preservation of Medtronic’s Rights in Bankruptcy. If Capricor should file a petition under bankruptcy laws, or if any involuntary petition shall be filed against Capricor, Medtronic shall be protected in the continued enjoyment of its rights under this agreement to the maximum feasible extent including, if it so elects, the protection conferred for intellectual property rights under Section 365 of Title 11 of the U.S. Code, or any similar provision of any applicable law.

E.	Capricor represents and warrants to Medtronic that it will prosecute the Natriuretic Peptide Patents in good faith and will not abandon any rights therein for a primary purpose of avoiding royalty or milestone payments under this Agreement.

Article 7

RECORD INSPECTION AND AUDIT

During the term of this Agreement and for a period of twelve (12) months thereafter, Medtronic shall have the right, upon reasonable notice, to inspect Capricor’s financial books and records and all other documents and material in Capricor’s possession with respect to the determination and payment of royalties and other financial obligations required under this Agreement. In no event shall Medtronic have the right to examine information with respect to Capricor’s costs, pricing formulas, or percentages of markup. Capricor shall impose similar obligations on any Non-Party Licensee for the benefit of itself and of Medtronic. For clarity, Medtronic shall have no right to examine any other Confidential Information of Capricor or of any third party. The costs of any such audit shall be borne by Medtronic and audits shall be limited to one time in each calendar year.

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Article 8

WARRANTIES AND OBLIGATIONS

A.	Medtronic represents and warrants that it holds full title to the Natriuretic Peptide Patents and, except as to those co-owned by Capricor, no third party, including, without limitation, Madeleine Pharmaceuticals (“Madeleine”), has any legal or equitable interest therein, including by license, assignment, or lien. For the purpose of clarity, Medtronic and Madeleine jointly own the certain clinical studies performed and the data resulting therefrom under a prior agreement. Notwithstanding the foregoing, Medtronic represents and warrants that such joint ownership does not impact or in any way affect Medtronic’s sole and exclusive ownership of the Natriuretic Peptide Patents or its ability to make the assignment to Capricor as contemplated herein.

B.	Nothing in this Agreement shall be construed as any warranty or representation regarding the validity or scope of any patent or Intellectual Property including the Natriuretic Peptide Patents.

C.	Nothing in this Agreement shall be construed as any warranty or representation that anything made, used, sold or otherwise disposed of under any transferred, assigned or licensed application for Letters Patent or issued Letters Patent is free or will be free from infringement of any Intellectual Property rights of Non-Parties.

D.	Medtronic hereby agrees not to sue Capricor or any Non-Party Licensee on account of any Product sold during the term of this Agreement, which Product comprises a natriuretic peptide or a combination Product using a natriuretic peptide and a delivery device, and shall not assert any claim that would block Capricor or a Non-Party Licensee’s commercialization of such a Product during the term of this Agreement, provided that, in each case, the Product is read on by one or more claims of the Natriuretic Peptide Patents. This covenant not to sue shall in no event extend to a supplier of a delivery device that would infringe on other Medtronic device-specific patents.

E.	Capricor covenants not to sue Medtronic under one or more claims of the Natriuretic Peptide Patents on account of the sale of any medical device sold for use other than in combination with a Natriuretic Peptide; provided, however, that nothing contained in this Section shall be construed to in any way to limit Capricor’s rights to enforce the Natriuretic Peptide Patents against third parties.

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F.	Medtronic represents and warrants that there are no actions for infringement against Medtronic nor has it received notice of or is it aware of infringement anywhere in the world with respect to items embodying the invention of the Natriuretic Peptide Patents.

G.	Nothing in this Agreement shall be construed as granting any Intellectual Property right by implication, estoppel, or otherwise, or as licensing any rights other than the rights in the Natriuretic Peptide Patents.

Article 9

MARKING AND SAMPLES

Capricor shall and agrees to require its Non-Party Licensees to fully comply with the patent marking provisions of the intellectual property laws of the applicable countries in the Licensed Territory.

Article 10

INFRINGEMENTS

A.	Capricor shall have the sole option and right, at its own cost and expense, to institute and prosecute lawsuits for infringement of the Natriuretic Peptide Patents. The decision to institute, settle or terminate any action including the terms thereof is solely at Capricor’s discretion as owner of the Natriuretic Peptide Patents.

B.	Upon request of Capricor bringing a lawsuit, Medtronic shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. Capricor shall reimburse Medtronic for the expenses incurred as a result of such cooperation beyond the assistance provided for in Article 5, paragraph B, of this Agreement, subject to the payment provisions of Article 4C.

Article 11

CONFIDENTIALITY

A.	“Confidential Information” shall mean any confidential technical data, trade secret, know-how or other confidential information disclosed by any party hereunder in writing, orally, or by drawing or other form and which shall be marked by the disclosing party as “Confidential” or “Proprietary.” If such information is disclosed orally, or through demonstration, the parties shall endeavor to designate it as being of a confidential nature at the time of disclosure and reduced in writing and delivered to the receiving party within thirty (30) days of such disclosure. Notwithstanding the foregoing, the failure to mark something confidential or reduce it to writing shall not cause such information to lose its characterization of being confidential.

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B.	Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this Agreement; (ii) is or becomes publicly known through no wrongful act of the receiving party or any subsidiary of the receiving party; (iii) is rightfully received from a third party without restriction on disclosure; (iv) is independently developed by the receiving party or any of its subsidiaries; (v) is furnished to any third party by the disclosing party without restriction on its disclosure; (vi) is approved for release upon a prior written consent of the disclosing party; (vii) is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law.

C.	The Parties covenant not to disclose the economic terms or conditions of this Agreement, other than as required by law or regulation (including in SEC filings),or for the purpose of enforcing this Agreement in a court of law, without prior written approval from the other Party. In addition Capricor shall have the right to disclose the terms and conditions of this Agreement to its business consultants, advisors and business prospects so long as such persons or entities are under obligations of confidentiality with Capricor. Notwithstanding the foregoing, the Parties will agree upon and permit Capricor to release a press release to announce the execution of this Agreement, which is attached hereto as Schedule B, and which may be used in responding to inquiries about this Agreement. Thereafter, the Parties may each disclose to third parties the information contained in such press release without the need for further approval by the other, provided that such information is still accurate.

D.	If a Party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the non-breaching party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages notwithstanding anything to the contrary contained herein.

Article 12

EXPORT CONTROL

Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Parties hereto and of the Affiliates of the Parties shall be subject to all laws, present and future and including export control laws and regulations, of any government having jurisdiction over the Parties hereto or the Affiliates of the Parties, and to orders, regulations, directions or requests of any such government. Each Party shall undertake to comply with and be solely responsible for complying with such laws applicable to such Party.

Article 13

TAXES AND GOVERNMENTAL APPROVALS

A.	Capricor shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the manufacture, use and sale of Product(s).

B.	Capricor shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to sell any Product(s) under the laws of the appropriate national laws of each of the countries where such Product(s) may be sold.

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Article 14

FORCE MAJEURE

Neither Party will be liable for or will be considered to be in breach of or default under this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party’s reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

Article 15

NOTICE AND PAYMENT

A.	Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the below stated addresses or mailed by certified, registered or Express mail, return receipt requested or by FedEx.

If to Medtronic:	If to Capricor:

Medtronic Patent Department	Capricor Therapeutics, Inc.
Medtronic, Inc.	8840 Wilshire Blvd., 2nd Floor
710 Medtronic Parkway	Beverly Hills, CA 90211
Minneapolis, MN 55432-5604 USA	ATTN: Karen G. Krasney, General Counsel
Attn.: Ken Collier, Principal Counsel

B.	Either Party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this Article.

Article 16

GOVERNING LAW

This Agreement shall be governed in accordance with the laws of the State of Delaware except that any ethical obligations of counsel for Capricor are governed solely by the laws of the California.

Article 17

AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

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Article 18

WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

Article 19

SEVERABILITY

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

Article 20

INTEGRATION

Except as otherwise stated herein, this Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement. Notwithstanding the foregoing, the Clinical Funding Agreement previously executed by the Parties shall not be superseded by this Agreement except to the extent it expressly conflicts with the terms contained herein (e.g. Royalty Payment due on Net Sales of Products).

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

MEDTRONIC, INC.		CAPRICOR THERAPEUTICS, INC.

By:	/s/ Christopher M. Cleary	By:	/s/ Linda Marbán

Name:	Christopher M. Cleary	Name:	Linda Marbán

Title:	Vice President, Corporate Development	Title:	Chief Executive Officer

Date:	October 8, 2014	Date:	October 8, 2014

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